Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts at Catalyst Pharmaceutical Partners	Contacts at Rx Communications Group
Patrick J. McEnany	Tina Posterli (For media)
Chief Executive Officer	tposterli@rxir.com
pmcenany@catalystpharma.com	917-322-2565
305-529-2522

Jack Weinstein	Melody Carey
Chief Financial Officer	mcarey@rxir.com
jweinstein@catalystpharma.com	917-322-2571
201-934-4201
CATALYST PHARMACEUTICAL PARTNERS ANNOUNCES POSITIVE PHASE II TRIAL
RESULTS FOR VIGABATRIN IN THE TREATMENT OF COCAINE ADDICTION
- Study Demonstrates Statistically Significant Efficacy vs. Placebo -
- Trial Conducted Under Direction of New York University School of Medicine -
CORAL GABLES, FL — December 7, 2007 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a biopharmaceutical company that acquires, in-licenses, develops and commercializes prescription drugs for the treatment of drug addiction, today announced positive initial top-line results from an investigator-initiated Phase II double-blind, placebo-controlled trial, which demonstrates that vigabatrin is effective for the treatment of cocaine addiction. Catalyst’s lead compound, CPP-109, is bioequivalent to vigabatrin.
This 103 subject trial is the first randomized, double-blind, placebo-controlled clinical trial studying vigabatrin’s effectiveness in treating cocaine addiction. These data show that a statistically significantly greater number of subjects treated with vigabatrin were able to abstain from cocaine usage during the last three weeks of the dosing period compared to those receiving placebo. Achievement of abstinence for an extended period during treatment is the critical first step for cocaine addicted patients to potentially achieve abstinence for much longer time periods. The data confirm the positive results seen in two previous open-label trials conducted in 2003 and 2004 by the same investigators.
Commenting on the trial results, Patrick J. McEnany, Catalyst’s Chairman and Chief Executive Officer, stated, “This trial represents a key development in the field of cocaine addiction research. CPP-109, our product candidate based on vigabatrin, could have a significant impact on how patients struggling with cocaine addiction will be treated in the future. We believe that the success of the trial provides scientific proof of concept. We are highly encouraged by the top-line results and look forward to publication of the results in a peer-reviewed journal. Catalyst will also evaluate the methodology and results for their potential applicability to our ongoing U.S. Phase II trial evaluating CPP-109 for the treatment of cocaine addiction and to our planned U.S. Phase II trial evaluating CPP-109 for the treatment of methamphetamine addiction.”
About The Trial
This trial is the third in a series of human trials conducted in Mexico, which successfully tested the safety and efficacy of vigabatrin to treat cocaine and/or methamphetamine addiction. These trials followed more than 15 years of animal studies conducted by Dr. Stephen Dewey at Brookhaven National Laboratory. All three human trials were conducted under the direction of Dr. Jonathan Brodie, the Marvin Stern Professor of Psychiatry at the New York University (NYU) School of Medicine and Dr. Emilia Figueroa, Director of the Clinica Integral de Tratamiento Contra las Adicciones, S.A. de C.V. The first two trials were small open-label studies. The trial’s protocol was approved by NYU’s Institutional Review Board in May 2006 and the Federal Commission for Sanitary Risks Protection (Mexico) in September 2006 and is registered at www.clinicaltrials.gov with the identifier NCT00527683. Catalyst provided financial support through an unrestricted gift to NYU.
One hundred and three community-based, non-hospitalized cocaine addicted individuals participated in this investigator-initiated, randomized, double-blind, placebo-controlled trial conducted at a single site in Mexico City. All subjects had ready access to cocaine and were self-motivated to stop their use. The trial was designed to show whether vigabatrin treatment could significantly increase abstinence compared to placebo. Subjects were randomly assigned to either a placebo or vigabatrin and were treated for a period of nine weeks. Of the 103 participants in the trial, 50 were treated with vigabatrin and 53 received placebo. Twice-weekly urine screening tests were obtained from each subject in order to objectively evaluate each subjects’ cocaine use. All subjects were also offered one group counseling session per week.
The primary outcome measure of the trial was negative urine tests for cocaine for the last three weeks of the nine-week trial.
A total of 18 subjects fulfilled the criteria for the primary outcome measure. Of these, 14 (28%) were treated with vigabatrin versus four (7.6%) who were treated with placebo. A logistic regression utilizing years of cocaine use and average amount per day at baseline yielded statistically significant treatment differences. The p-value was 0.009.
There were no serious adverse events reported in this trial.
     “These positive results demonstrate that there is hope for the millions of individuals who suffer from the life threatening consequences of this terrible illness,” said Dr. Brodie. “It also demonstrates how a dedicated team of basic scientists and clinicians who persevere in a mission can produce important medical advances by taking an idea from the bench to the community.”

Investor Conference Call
Catalyst will hold a conference call today to discuss the trial results. Investors wishing to participate may access the live call as follows:

Date:	December 7, 2007
Time:	11:00 AM ET
Dial-in numbers:	888-802-2266 (U.S. only) or 913-312-1294
Live webcast:	www.catalystpharma.com
A recording of the conference call will be available two hours after completion until Wednesday, December 12, 2007 at 11:59 PM ET at 888-203-1112 (U.S. only) or 719-457-0820. The replay passcode is 8904535. The webcast will be archived for on-demand listening for one year on the Company’s investor website, www.catalystpharma.com.
About Catalyst Pharmaceutical Partners
Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on the development and commercialization of prescription drugs for the treatment of addiction. The Company has obtained from Brookhaven National Laboratory an exclusive worldwide license for nine patents and four patents pending in the United States relating to the right to use vigabatrin to treat a wide variety of substance addictions. Catalyst has also been granted rights to Brookhaven’s vigabatrin-related foreign patents or patents pending in more than 30 countries.
The Company’s initial product candidate based on vigabatrin is CPP-109. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. This indicates that the FDA has recognized that CPP-109 is intended for the treatment of a serious or life-threatening condition for which there is no effective treatment and which demonstrates the potential to address unmet medical needs. CPP-109 recently was selected as one of the five most promising drugs entering Phase II trials in the July-September 2007 issue of The Ones To Watch, published by Thomson Scientific, a Thomson Corporation publication. For more information about the Company, go to www.catalystpharma.com.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the Company’s ability to successfully complete the clinical trials required for it to file a new drug application for CPP-109, its ability to complete such trials on a timely basis within the budgets established for such trials, whether the Company’s trials, which are being conducted in the U.S. under FDA good clinical practice guidelines, will evidence that CPP-109 is safe and effective for the treatment of cocaine addiction and methamphetamine addiction, the Company’s ability to protect its intellectual property and those other factors described in the Company’s Annual Report on Form 10-K for 2006 and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 that the Company has previously filed with the U.S. Securities and Exchange Commission (“SEC”), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
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